Exhibit 16.1

 July 1, 2015

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 - 7561

Ladies and Gentlemen

Re: Icon Vapor, Inc. (“the Company”)

Commission File No. 000-55284

We have read the statements that we understand Icon Vapor, Inc. will include under Item 4.01 of the Form 8-K report dated July 1, 2015 as they apply to our firm and would comment as follows:

On May 15, 2015, we were engaged as Icon Vapor, Inc.’s independent accountant.

On June 30, 2015, we became aware of the fact that Icon Vapor, Inc. had filed their Form 10-Q with respect to the quarter ended March 31, 2015 without our review. Accordingly we notified the Company of their obligation to file a Form 8-K disclosing Non- Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review. We also confirmed that if the Company failed to make such a filing on a timely basis, we were required to notify the Securities and Exchange Commission of these facts and circumstances.

On July 1, 2015, we were notified of our termination as Icon Vapor, Inc.’s independent accountant.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

Cutler & Co., LLC

9605 West 49th Ave. Suite 200 Wheat Ridge, Colorado 80033 ~ Phone 303-968-3281 ~ Fax 303-456-7488 ~ www.cutlercpas.com